UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

April 1, 2010
Date of Report (date of Earliest Event Reported)

CHINA TEL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA  92130
 (Address of principal executive offices and zip code)

(760) 230-8986
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

On November 22, 2010, previously signed agreements became effective  between Perusat S.A. (“Perusat”), a majority owned subsidiary of China Tel Group, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“China Tel”), and ZTE Corporation, a Peoples Republic of China corporation and its subsidiary ZTE Corporation Peru, a Republic of Peru corporation (collectively “ZTE”). The agreements include a National WiMAX Equipment Contract between Perusat, S.A. and ZTE Corporation (the “Equipment Contract”), a Service Contract for Perusat National WiMAX Project between Perusat, S.A. and ZTE Corporation Peru (the “Services Contract”) and various annexes to each contract and purchase orders for a portion of equipment and services to be provided in the near future (all contracts, purchase orders and annexes, collectively, the “Agreement”). The  material terms of the Agreement are as follows:

•
The total contract price for equipment is up to $41,057,658.54 and for services is up to $6,941,960.34, which prices include delivery of equipment to destination in Peru and customs duty, but exclude local taxes imposed by Peru on goods and services.

•
The total contract price for equipment and services covered under the first purchase orders is as follows: $3,333,674.54 for infrastructure equipment, $2,350,400 for terminal equipment for resale to Perusat’s subscribers for wireless broadband network services, and $1,301,111 for engineering and other services including network design and optimization, equipment installation, training of Perusat personnel, network operation management for two years, and equipment warranty and spare parts for two years.

•
Payment terms include 85% vendor financing over two years by ZTE for infrastructure equipment covered under the first equipment purchase order, and 85% bank financing over six years by commercial lenders in Peoples Republic of China to be facilitated by ZTE for infrastructure equipment covered under subsequent purchase orders.

•
The Equipment Contract provides that ZTE will issue Perusat a $3 million payment voucher towards network expansion which Perusat can apply against up to 20% of the value of future purchase orders issued within three years of the date of the Equipment Contract.

•
The duration of the Agreement is up to seven years during which ZTE will honor initial unit pricing.  The Agreement is subject to termination under certain commercial circumstances, including Perusat’s right to terminate the Agreement at any time except as to purchase orders already issued if Perusat determines the quantities already delivered and installed are adequate based on existing and projected subscriber revenue and taking into account the geographic and population coverage of the licenses Perusat is able to secure.

•	The Agreement provides for liquidated damages that limit ZTE’s liability to 5% of the total contract price covered under any purchase order.

•	The parties agree to the application of Hong Kong law and for resolution of any disputes through arbitration to be conducted in Hong Kong.

•
The Agreement was subject to a mutual contingency for Perusat to receive confirmation from the Peru Ministry of Transportation and Communication (MTC) approving an extension of the deadline to commence commercial service under Perusat's existing 30 year licenses and concessions to provide wireless broadband services.  The contingency was removed following receipt of the confirmation from MTC on November 22, 2010.

Copies of the Agreement are attached hereto and incorporated by reference herein as Exhibit 99.1 through Exhibit 99.6 to this Form 8-K.

On November 23, 2010, ChinaTel issued a press release announcing the signing of the Agreement.  A copy of the press release is attached hereto and incorporated by reference herein as Exhibit 99.6 to this Form 8-K.

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Item 5.02(e)                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

During the entirety of 2008 and 2009 and up until March 31, 2010 (and with the exception of George Alvarez), the Company’s executive officers were compensated pursuant to Independent Contractor Agreements. The compensation called for in the independent contractor agreements was paid utilizing the Company’s Series Common A Stock. During that time, the Company had not established a system of executive compensation or any fixed policies regarding compensation of executive officers.

Effective April 1, 2010 the executive officers commenced receiving the following annual salaries: (i) George Alvarez, Chief Executive Officer, - $350,000; (ii) Mario Alvarez, Chief Operating Officer - $300,000; (iii) Carlos Trujillo, Chief Financial Officer - $275,000; (iv) Kenneth L. Waggoner, Executive Vice President Legal, General Counsel, and Corporate Secretary - $275,000; and (v) Kenneth Hobbs, Vice President of Mergers and Acquisitions - $240,000.

Item 9.01                      Exhibits.

99.1	National WiMAX Equipment Contract between Perusat, S.A. and ZTE Corporation **

99.2	Service Contract for Perusat National WiMAX Project between Perusat, S.A. and ZTE Corporation Peru **

99.3	Purchase Order PZ2010080501WMX-1 (Equipment) **

99.4	Purchase Order PZ2010080501SEN-1 (Services)**

99.5	Purchase Order PZ2010080501SEN-2 (Services)**

99.6	Press Release

___________________________
**           A request for confidential treatment was filed for certain portions of the indicated documents. Confidential portions have been omitted and filed separately with the Commission as required by Rule 24b-2 of the Commission.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TEL GROUP, INC.

Date: November 23, 2010	By:	/s/ George Alvarez
Name: George Alvarez
Title: Chief Executive Officer

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